UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2014

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6400

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On November 28, 2014, Demand Media, Inc. (the “Company”) terminated (i) its Credit Agreement dated as of August 29, 2013 (the “Credit Agreement”), among the Company, as borrower, Silicon Valley Bank, as administrative agent, issuing lender and swingline lender, U.S. Bank National Association, as syndication agent, Silicon Valley Bank and U.S. Bank National Association, as joint arrangers and joint bookrunners, and the lenders from time to time party thereto; and (ii) its Guarantee and Collateral Agreement, dated as of August 29, 2013, made by the Company and certain subsidiaries of the Company party thereto in favor of Silicon Valley Bank, as administrative agent. The Credit Agreement provided for a $100.0 million senior secured term loan facility (the “Term Loan Facility”) and a $125.0 million senior secured revolving loan facility (the “Revolving Loan Facility”), each of which was scheduled to mature on August 29, 2018. At the time of termination, there was approximately $73.8 million outstanding under the Term Loan Facility, no principal balance outstanding under the Revolving Loan Facility and an outstanding standby letter of credit with a face amount of approximately $1.4 million. The Company used cash on hand to pay all outstanding principal, interest and other amounts owing under the Credit Agreement as of the termination date, and to cash collateralize the outstanding standby letter of credit.

The Credit Agreement contained customary affirmative and negative covenants and events of default, including certain financial covenants requiring maintenance of a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio. By terminating the Credit Agreement, the Company eliminated the fees, interest and other costs associated with the facility and will no longer be subject to the covenants contained therein. Certain of the lenders and agents under the Credit Agreement, or their affiliates, have provided, currently provide and/or may provide commercial banking, investment banking, trustee and/or other financial services to the Company and its subsidiaries in the ordinary course of business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2014	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President, General Counsel and Secretary

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